Exhibit 99.1

Lear Contact: Katya Pruett
Contact Information: 248-447-1646

Lear Corporation Announces Two Key Leadership Changes

SOUTHFIELD, Michigan, May 20, 2024 – Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, effective May 16, made two key changes to its leadership team as it drives toward an Innovative, Digital, Engineered and Automated (IDEA) future.
As previously announced by Lear in April, IDEA by Lear represents the next phase of the company’s strategy to drive growth and improve profitability by utilizing technology and automation to develop innovative products and extend its leadership in operational excellence.
To lead this evolution, Lear has appointed Carl Esposito, who has served as Senior Vice President and President of E-Systems since 2019, as Senior Vice President, IDEA by Lear.
“Carl’s engineering background and broad experience in product development and operations make him the ideal candidate to lead IDEA by Lear,” said President and CEO Ray Scott. “Under Carl’s leadership, we will think differently, drive accountability and move quickly in the areas of product innovation, automation and operational excellence.”
Before joining Lear, Esposito served as President of the Electronic Solutions Strategic Business Unit for Honeywell Aerospace, where he oversaw strategy, product development, and sales for the $5 billion business.
"I am honored to lead IDEA by Lear during this time of significant change in the industry,” said Esposito. “Lear has a long history of innovation and operational excellence. By leveraging technology and automation to be more innovative and efficient, we will accelerate growth, increase quality and safety, and create more opportunity for value-added work.”
Nick Roelli, Vice President of Seating, North America will replace Esposito as Senior Vice President and President of E-Systems. Roelli has a wealth of experience in the automotive industry, with a focus on operational and commercial strategy and execution.
He has held various roles of increasing responsibility since joining Lear in 1994, including serving as Vice President of North America Seating and Vice President of

Global Seat Structures. He has successfully led a variety of teams to achieve industry-leading results in profitability, quality, delivery, and launch performance.
“Nick’s experience and dedication have helped make our Seating business into an industry leader and make him uniquely positioned to take on this new role,” said Scott. “I am confident that under Nick’s leadership E-Systems will continue to execute the strategy that has delivered seven consecutive quarters of year-over-year margin improvement.”
“I look forward to leading the E-Systems team and building upon the strong foundation that exists today. I am confident that we have the right people and strategies in place to ensure Lear’s continued success as we work to provide the most innovative products and solutions to our customers,” Roelli said.
About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear's diverse team of talented employees in 38 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 189 on the Fortune 500. Further information about Lear is available at lear.com.